As filed with the Securities and Exchange Commission on March 8, 2019

Registration No. 333-211707

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gazit-Globe Ltd.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

10 Nissim Aloni St.

Tel-Aviv, Israel 6291924

Tel: +972-3-694-8000

(Address and telephone number of Registrant’s principal executive offices)

Gazit Group USA, Inc.

1696 NE Miami Gardens Drive

North Miami Beach, FL 33179

Tel: (305) 947-8800

(Name, address, and telephone number of agent for service)

Copies to:

Jonathan M. Nathan, Adv.
Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Silver Rd.
Ramat Gan 5250608, Israel
Tel: +972-3-610-3100
Fax: +972-3-610-3111

Approximate date of commencement of proposed sale to the public: Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister unsold securities of Gazit-Globe Ltd., a company organized under the laws of the State of Israel (the “Registrant”), that were registered on the Registration Statement on Form F-3, SEC File No. 333-211707 (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) on May 31, 2016, under which the offering of an indeterminate number (and indeterminate aggregate initial offering price) of ordinary shares, preferred shares, warrants, subscription rights, debt securities, units, Gazit Group Financial LLC debt securities, and guarantees by the Registrant of Gazit Group Financial LLC debt securities, was registered.

The Registrant intends to file a Form 15F that will serve as certification of the termination of registration of the Registrant’s ordinary shares, par value 1.00 New Israeli Shekels per share (the “ordinary shares”), under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and termination of the Registrant’s duty to file reports under Section 13(a) or 15(d) of the Exchange Act with respect to the ordinary shares.

As a result of the prospective termination of the Exchange Act registration of the ordinary shares and the Registrant’s reporting obligation under the Exchange Act, the Registrant will no longer be updating the information in the Registration Statement on an ongoing basis and therefore desires to terminate the offering of the securities pursuant to the Registration Statement. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, Israel, on March 8, 2019.

Gazit-Globe Ltd.

By:	/s/ Adi Jemini
	Name:	Adi Jemini
	Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 of the Securities Act of 1933, as amended.